Walmart U.S. Q3 comp sales1 grew 3.2% and Walmart U.S. eCommerce sales grew 41%,
Company reports Q3 FY20 GAAP EPS of $1.15 and Adjusted EPS2 of $1.16, led by strength at Walmart U.S.,
Walmart raises expectations for fiscal 2020 EPS3

Total revenue was $128.0 billion, an increase of $3.1 billion, or 2.5%. Excluding currency[2], total revenue was $129.0 billion, an increase of $4.1 billion, or 3.3%.
"We're pleased with our performance for the quarter. Our associates are responding to change in an inspiring way, and we're proud of them. The Walmart U.S. business saw strong comp sales and expense leverage, and operating income grew for the sixth consecutive quarter. We also celebrated the first anniversary of Flipkart and PhonePe as part of the Walmart family. It was great to see record sales in India during The Big Billion Days event. Looking ahead, we're prepared for a good holiday season. Our integrated offering with stores and eCommerce delivers value and convenience for our customers. Our associates are working hard to ensure we succeed -- one customer, one interaction at a time."
Doug McMillon
President and CEO, Walmart

Walmart U.S. comp sales increased on a two-year stacked basis by 6.6%. Market share gains in the business were led by food and consumables, including fresh.
Walmart U.S. eCommerce sales growth of 41% includes strong growth in online grocery.
Walmart U.S. operating income increased 6.1%.
Sam's Club comp sales[1] increased 0.6%, and eCommerce sales grew 32%. Reduced tobacco sales negatively affected comp sales by 350 basis points.

Net sales at Walmart International were $29.2 billion, an increase of 1.3%. Excluding currency[2], net sales were $30.2 billion, an increase of 4.8%. The inclusion of Flipkart and strength in Walmex and China were partially offset by softness in the U.K.

Operating income declined 5.4%, or 4.1% in constant currency[2] due in part to a non-cash impairment charge for Walmart International. Excluding the impairment charge, operating income would have increased slightly. As expected, the inclusion of Flipkart negatively affected operating income.

Third-quarter adjusted EPS[2] excludes a non-cash impairment charge of $0.06, net of tax, and an unrealized gain of $0.05, net of tax, on the company's equity investment in JD.com.
FY20 adjusted EPS[2] is now expected to increase slightly compared to FY19 adjusted EPS[2].
Announced Delivery Unlimited, a grocery delivery membership option, to 1,400 stores in the U.S.
Launched InHome Delivery in three U.S. cities covering more than one million customers.
Key results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

	Q3 FY20	Q3 FY19	Change

Revenue	$128.0	$124.9	$3.1	2.5%
Revenue (constant currency)[2]	$129.0	$124.9	$4.1	3.3%
Operating income[4]	$4.7	$5.0	-$0.3	-5.4%
Operating income (constant currency)[2,4]	$4.8	$5.0	-$0.2	-4.1%

1 13-week period ended October 25, 2019 compared to 13-week period ended October 26, 2018, and excludes fuel. See Supplemental Financial Information for additional information.
2 See additional information at the end of this release regarding non-GAAP financial measures.
3 Includes GAAP EPS and Adjusted EPS. For FY20, adjusted EPS guidance excludes an unrealized gain of $0.25, net of tax, related to the company's investment in JD.com and a non-cash impairment charge of $0.06, net of tax and noncontrolling interest, through the nine months ended October 31, 2019.
4 Q3 FY20 operating income includes the impact from a non-cash impairment charge of $0.3 billion before income taxes.

NYSE: WMT	November 14, 2019	stock.walmart.com

(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

Free Cash Flow[1]	YTD FY20	$ Change	Returns to Shareholders	Q3 FY20	% Change
Operating cash flow	$14.5	-$2.8	Dividends	$1.5	-1.4%
Capital expenditures	$7.8	$0.8	Share repurchases[2]	$1.1	-51.6%
Free cash flow[1]	$6.8	-$3.5	Total	$2.6	-31.6%

Guidance
The following guidance reflects the company’s expectations for fiscal year 2020. Assumptions in the guidance include that economic conditions, currency rates and the tax and regulatory landscape remain generally consistent. The company continues to assess the ongoing civil unrest in Chile and has not included any related potential discrete financial effects in its assumptions. Additionally, the guidance assumes no further change in fair value of the Company's equity investment in JD.com.

•	FY20 Adjusted EPS[3] is now expected to increase slightly compared to FY19 adjusted EPS[1], including Flipkart, and is expected to increase by a high single-digit percentage range, excluding Flipkart.

•	Expectations for the dilution from Flipkart remain unchanged, excluding a non-cash impairment charge.

•	The effective tax rate is now expected to range between 25% and 25.5%.
Segment results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

U.S.	Q3 FY20	Q3 FY19	Change
Net sales	$83.2	$80.6	$2.6	3.2%
Comp sales (ex. fuel)[4]	3.2%	3.4%	NM	N/A
Transactions[5]	1.3%	1.6%	NM	N/A
Ticket[5]	1.9%	1.8%	NM	N/A
eCommerce	~170 bps	~140 bps	NM	N/A
Operating income	$4.2	$3.9	$0.2	6.1%

	Q3 FY20	Q3 FY19	Change

Net sales	$29.2	$28.8	$0.4	1.3%
Net sales (constant currency)[1]	$30.2	$28.8	$1.4	4.8%
Operating income[6]	$0.6	$1.2	-$0.5	-46.2%
Operating income (constant currency)[1,6]	$0.7	$1.2	-$0.5	-40.8%

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 $6.6 billion remaining of $20 billion authorization approved in October 2017. The company repurchased approximately 10 million shares in the third quarter of fiscal 2020.
3 FY20 GAAP EPS to increase significantly compared to FY19. For FY20, adjusted EPS guidance excludes an unrealized gain of $0.25, net of tax, related to the company's investment in JD.com and a non-cash impairment charge of $0.06, net of tax and noncontrolling interest, through the nine months ended October 31, 2019.
4 13-week period ended October 25, 2019 compared to 13-week period ended October 26, 2018, and excludes fuel. See Supplemental Financial Information for additional information.
5 Beginning with the first quarter of FY20, we updated our definition of traffic as a component of comparable sales to be all sales transactions in our stores as well as for eCommerce.  Traffic will now be called transactions. For comparability, we revised this metric for FY19 and have provided a quarterly summary on our website at http://www.stock.walmart.com.
6 Operating income includes a non-cash impairment charge of $0.3 billion recorded in the third quarter of fiscal 2020.

NYSE: WMT	November 14, 2019	stock.walmart.com

	Q3 FY20	Q3 FY19	Change

Net sales	$14.6	$14.5	$0.1	0.7%
Comp sales (ex. fuel)[1]	0.6%	3.2%	-260 bps	N/A
Transactions	5.7%	6.2%	NM	N/A
Ticket	-5.1%	-3.0%	NM	N/A
eCommerce	~170 bps	~130 bps	NM	N/A
Operating income	$0.3	$0.4	-$0.1	-13.7%

Additional highlights for the third quarter

•	Announced John Furner as new President and CEO, Walmart U.S.

•	Walmart U.S. ended the quarter with more than 3,000 grocery pickup locations and more than 1,400 same-day grocery delivery locations.

•	Announced Delivery Unlimited, a grocery delivery membership option, to 1,400 stores in the U.S.

•	Launched Walmart InHome Delivery in three U.S. markets to help customers save time by having their fresh groceries and everyday essentials delivered directly into their homes.

•	Opened first-ever Walmart Health center in Dallas, Ga. offering low, transparent pricing on a range of health services all in one facility.

•	Unveiled the Walmart Toy Lab for the holiday season, which invites kids to test this year's most-wanted toys from their tablet or computer.

•	Relaunched fashion boutique 'Scoop' as exclusive brand on walmart.com.

•	Launched shoppable recipes with BuzzFeed's Tasty app, a first-of-its-kind feature where customers add recipe ingredients directly to online grocery cart for pickup or delivery.

•	Launched the Capital One Walmart Rewards credit card program offering 5% cash back at Walmart.com.

•
Announced an agreement with Green Dot to jointly establish a new fintech accelerator, TailFin Labs, LLC, to develop tech-enabled solutions that seamlessly integrate omnichannel shopping and financial services.

•	Opened first supply chain training academy in the U.S.

•	Launched Fresh Learning Lab at Sam's Club, a hands-on training lab for associates to enhance their skills.

•	Launched Sam's Club Care Accelerator with Humana, a pilot program designed to provide members with quality care on routine preventative and primary care services.

•	Reported record sales at Flipkart's 'The Big Billion Days' sales event.

•	Launched same-day pickup at all Sam's Club locations in Mexico.

•	Launched grocery pickup and delivery in Montreal through a partnership with Foodora and expanded partnership with Instacart to communities across Canada.

•	Opened first distribution center in Walmart International with omnichannel management systems in Chile.

•	Added education benefit programs with seven bachelor's degrees and two career diplomas in health-related fields through Live Better U, Walmart's education benefits program.

•	Announced that all coffee sourced for Walmart U.S. private brands is certified sustainable through third-party groups Fair Trade, Rainforest Alliance Certified or UTZ.
1 13-week period ended October 25, 2019 compared to 13-week period ended October 26, 2018, and excludes fuel. See Supplemental Financial Information for additional information.
NM = Not meaningful

NYSE: WMT	November 14, 2019	stock.walmart.com

About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, nearly 275 million customers and members visit our more than 11,300 stores under 58 banners in 27 countries and eCommerce websites. With fiscal year 2019 revenue of $514.4 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Investor Relations contact Dan Binder, CFA (479) 258-7172	Media Relations contact Randy Hargrove (800) 331-0085

Forward-Looking Statements
This release contains statements as to Walmart management's guidance regarding earnings per share, adjusted earnings per share and Walmart's effective tax rate for the fiscal year ending January 31, 2020. Walmart believes such statements are "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including:

•	economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates;

•	currency exchange rate fluctuations, changes in market interest rates and commodity prices;

•	unemployment levels; competitive pressures; inflation or deflation, generally and in particular product categories;

•	consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise;

•	consumer enrollment in health and drug insurance programs and such programs' reimbursement rates;

•	the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies;

•	the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions;

•	Walmart's ability to successfully integrate acquired businesses, including within the eCommerce space;

•
Walmart's effective tax rate and the factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations;

•	changes in existing tax, labor and other laws and regulations and changes in tax rates, trade agreements, trade restrictions and tariff rates;

•	customer transaction and average ticket in Walmart's stores and clubs and on its eCommerce platforms;

•	the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences;

•	the amount of Walmart's total sales and operating expenses in the various markets in which it operates;

•	transportation, energy and utility costs and the selling prices of gasoline and diesel fuel;

•	supply chain disruptions and disruptions in seasonal buying patterns;

•	consumer acceptance of and response to Walmart's stores, clubs, digital platforms, programs, merchandise offerings and delivery methods;

•	cyber security events affecting Walmart and related costs;

•	developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which Walmart is a party;

•	casualty and accident-related costs and insurance costs;

•	the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs;

•	changes in accounting estimates or judgments;

•	the level of public assistance payments; and

•	natural disasters, changes in climate, geo-political events and catastrophic events.

Such risks, uncertainties and factors also include the risks relating to Walmart’s strategy, operations and performance and the financial, legal, tax, regulatory, compliance, reputational and other risks discussed in Walmart’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC. Walmart urges you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on Walmart’s operations or financial performance. The forward-looking statements made in this release are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

NYSE: WMT	November 14, 2019	stock.walmart.com

Walmart Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
(Amounts in millions, except per share data)	2019	2018	Percent Change	2019	2018	Percent Change
Revenues:
Net sales	$126,981	$123,897	2.5%	$379,318	$372,586	1.8%
Membership and other income	1,010	997	1.3%	2,975	3,026	(1.7)%
Total revenues	127,991	124,894	2.5%	382,293	375,612	1.8%
Costs and expenses:
Cost of sales	95,900	93,116	3.0%	286,857	280,394	2.3%
Operating, selling, general and administrative expenses	27,373	26,792	2.2%	80,190	79,328	1.1%
Operating income	4,718	4,986	(5.4)%	15,246	15,890	(4.1)%
Interest:
Debt	547	501	9.2%	1,693	1,398	21.1%
Finance, capital lease and financing obligations	86	92	(6.5)%	254	279	(9.0)%
Interest income	(44)	(59)	(25.4)%	(148)	(153)	(3.3)%
Interest, net	589	534	10.3%	1,799	1,524	18.0%
Other (gains) and losses	(244)	1,876	(113.0)%	(996)	8,570	NM
Income before income taxes	4,373	2,576	69.8%	14,443	5,796	149.2%
Provision for income taxes	1,052	759	38.6%	3,536	2,430	45.5%
Consolidated net income	3,321	1,817	82.8%	10,907	3,366	224.0%
Consolidated net income attributable to noncontrolling interest	(33)	(107)	(69.2)%	(167)	(383)	(56.4)%
Consolidated net income attributable to Walmart	$3,288	$1,710	92.3%	$10,740	$2,983	260.0%

Net income per common share:
Basic net income per common share attributable to Walmart	$1.16	$0.58	98.3%	$3.76	$1.01	271.3%
Diluted net income per common share attributable to Walmart	$1.15	$0.58	98.3%	$3.74	$1.01	269.3%

Weighted-average common shares outstanding:
Basic	2,843	2,924		2,855	2,940
Diluted	2,861	2,941		2,872	2,956

Dividends declared per common share	$—	$—		$2.12	$2.08

Walmart Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	October 31,	January 31,	October 31,
(Amounts in millions)	2019	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$8,606	$7,722	$9,174
Receivables, net	5,612	6,283	5,785
Inventories	51,546	44,269	50,380
Prepaid expenses and other	2,148	3,623	4,107
Total current assets	67,912	61,897	69,446

Property and equipment, net	104,326	104,317	104,358
Operating lease right-of-use assets, net	16,944	—	—
Finance lease right-of-use assets, net	4,155	—	—
Property under capital lease and financing obligations, net	—	7,078	6,991
Goodwill	30,716	31,181	31,044
Other long-term assets	15,777	14,822	14,744
Total assets	$239,830	$219,295	$226,583

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$4,926	$5,225	$7,795
Accounts payable	49,750	47,060	49,729
Dividends payable	1,507	—	1,516
Accrued liabilities	20,973	22,159	22,795
Accrued income taxes	327	428	616
Long-term debt due within one year	4,093	1,876	2,591
Operating lease obligations due within one year	1,740	—	—
Finance lease obligations due within one year	468	—	—
Capital leases and financing obligations due within one year	—	729	709
Total current liabilities	83,784	77,477	85,751

Long-term debt	44,912	43,520	43,275
Long-term operating lease obligations	15,741	—	—
Long-term finance lease obligations	4,068	—	—
Long-term capital lease and financing obligations	—	6,683	6,621
Deferred income taxes and other	13,018	11,981	11,467

Commitments and contingencies

Equity:
Common stock	284	288	291
Capital in excess of par value	3,091	2,965	2,887
Retained earnings	80,656	80,785	80,287
Accumulated other comprehensive loss	(12,382)	(11,542)	(11,469)
Total Walmart shareholders’ equity	71,649	72,496	71,996
Noncontrolling interest	6,658	7,138	7,473
Total equity	78,307	79,634	79,469
Total liabilities and equity	$239,830	$219,295	$226,583

The Company adopted ASU 2016-02, Leases (Topic 842), and related amendments as of February 1, 2019 under the modified retrospective approach and, therefore, has not revised comparative periods.

Walmart Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	October 31,
(Amounts in millions)	2019	2018
Cash flows from operating activities:
Consolidated net income	$10,907	$3,366
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	8,159	7,947
Unrealized (gains) and losses	(911)	3,727
(Gains) and losses for disposal of business operations	(1)	4,846
Deferred income taxes	574	(346)
Other operating activities	938	735
Changes in certain assets and liabilities, net of effects of acquisitions:
Receivables, net	661	178
Inventories	(7,558)	(7,279)
Accounts payable	2,925	4,137
Accrued liabilities	(1,107)	103
Accrued income taxes	(48)	(106)
Net cash provided by operating activities	14,539	17,308

Cash flows from investing activities:
Payments for property and equipment	(7,765)	(7,014)
Proceeds from the disposal of property and equipment	218	308
Proceeds from disposal of certain operations	833	—
Payments for business acquisitions, net of cash acquired	(56)	(13,269)
Other investing activities	485	(579)
Net cash used in investing activities	(6,285)	(20,554)

Cash flows from financing activities:
Net change in short-term borrowings	(282)	2,611
Proceeds from issuance of long-term debt	5,492	15,851
Repayments of long-term debt	(1,907)	(3,050)
Dividends paid	(4,545)	(4,597)
Purchase of Company stock	(4,829)	(4,161)
Dividends paid to noncontrolling interest	(407)	(252)
Other financing activities	(735)	(481)
Net cash provided by (used in) financing activities	(7,213)	5,921

Effect of exchange rates on cash, cash equivalents and restricted cash	(166)	(485)

Net increase in cash, cash equivalents and restricted cash	875	2,190
Cash, cash equivalents and restricted cash at beginning of year	7,756	7,014
Cash, cash equivalents and restricted cash at end of period	$8,631	$9,204

Walmart Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	October 31,			October 31,
(dollars in millions)	2019	2018	Percent Change	2019	2018	Percent Change
Walmart U.S.	$83,189	$80,583	3.2%	$4,176	$3,937	6.1%
Walmart International	29,167	28,793	1.3%	634	1,179	-46.2%
Sam's Club	14,625	14,521	0.7%	327	379	-13.7%
Corporate and support	—	—	N/A	(419)	(509)	-17.7%
Consolidated	$126,981	$123,897	2.5%	$4,718	$4,986	-5.4%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	10/25/2019	10/26/2018	10/25/2019	10/26/2018	10/25/2019	10/26/2018
Walmart U.S.	3.1%	3.5%	3.2%	3.4%	-0.1%	0.1%
Sam's Club	0.8%	5.3%	0.6%	3.2%	0.2%	2.1%
Total U.S.	2.8%	3.8%	2.8%	3.4%	0.0%	0.4%

Comparable sales is a metric that indicates the performance of our existing stores and clubs and it is important to review in conjunction with the Company's financial results reported in accordance with GAAP.  Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars or for countries experiencing hyperinflation. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and nine months ended October 31, 2019.

	Three Months Ended October 31,				Nine Months Ended October 31,
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2019	Percent Change[1]	2019	Percent Change[1]	2019	Percent Change[1]	2019	Percent Change[1]
Total revenues:
As reported	$29,488	1.4%	$127,991	2.5%	$88,006	-1.7%	$382,293	1.8%
Currency exchange rate fluctuations	1,017	N/A	1,017	N/A	4,181	N/A	4,181	N/A
Constant currency total revenues	$30,505	4.9%	$129,008	3.3%	$92,187	3.0%	$386,474	2.9%

Net sales:
As reported	$29,167	1.3%	$126,981	2.5%	$87,081	-1.6%	$379,318	1.8%
Currency exchange rate fluctuations	1,010	N/A	1,010	N/A	4,148	N/A	4,148	N/A
Constant currency net sales	$30,177	4.8%	$127,991	3.3%	$91,229	3.1%	$383,466	2.9%

Operating income:
As reported	$634	-46.2%	$4,718	-5.4%	$2,265	-39.0%	$15,246	-4.1%
Currency exchange rate fluctuations	64	N/A	64	N/A	145	N/A	145	N/A
Constant currency operating income	$698	-40.8%	$4,782	-4.1%	$2,410	-35.1%	$15,391	-3.1%
1 Change versus prior year comparable period.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $14.5 billion for the nine months ended October 31, 2019, which decreased when compared to $17.3 billion for the nine months ended October 31, 2018 primarily due to the timing of vendor payments and U.S. associate payroll, as well as the inclusion of Flipkart operations. We generated free cash flow of $6.8 billion for the nine months ended October 31, 2019, which decreased when compared to $10.3 billion for the nine months ended October 31, 2018 due to the same reasons as the decline in net cash provided by operating activities, as well as $0.8 billion in increased capital expenditures.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Nine Months Ended October 31,
(Dollars in millions)	2019	2018
Net cash provided by operating activities	$14,539	$17,308
Payments for property and equipment (capital expenditures)	(7,765)	(7,014)
Free cash flow	$6,774	$10,294

Net cash used in investing activities[1]	$(6,285)	$(20,554)
Net cash provided by (used in) financing activities	(7,213)	5,921
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC's rules because it excludes certain amounts not excluded in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart's core earnings performance and the ability to make a more informed assessment of such core earnings performance.

We have calculated Adjusted EPS for the three months ended October 31, 2019 by adjusting EPS for the following: (1) unrealized gains and losses on the company's equity investment in JD.com and (2) a non-cash impairment charge related to the Jabong.com trade name. We adjust for the unrealized gains and losses on the company's equity investment in JD.com because although the Company's investment in JD.com was a strategic decision for the company's retail operations in China, management's measurement of that strategy is primarily focused on the Walmart China financial results rather than the investment value of JD.com. Additionally, management does not forecast changes in fair value of its equity investments. Accordingly, management adjusts EPS for the unrealized JD.com investment gains and losses. We also adjusted EPS for an impairment charge related to the Jabong.com trade name as a result of a strategic decision to focus on the Myntra.com fashion platform.

	Three Months Ended October 31, 2019
Diluted earnings per share:
Reported EPS				$1.15

Adjustments:	Pre-Tax Impact	Tax Impact[1]	NCI Impact[2]	Net Impact
Unrealized (gains) and losses on JD.com investment	$(0.06)	$0.01	$—	$(0.05)
Non-cash impairment charge on Jabong.com trade name	0.10	(0.03)	(0.01)	0.06
Net adjustments				$0.01

Adjusted EPS				$1.16
1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.
2 Calculated based on the ownership percentages of the noncontrolling interest at Flipkart.

As previously disclosed in our third quarter ended October 31, 2018 press release, we have calculated Adjusted EPS for the three months ended October 31, 2018 by adjusting EPS for the following: (1) the loss on sale of the majority stake in Walmart Brazil, (2) an adjustment to the provisional amount recorded in the third quarter of fiscal 2019 related to Tax Reform and (3) unrealized gains and losses on our JD.com investment. The provisional measurement period related to Tax Reform ended in the fourth quarter of fiscal 2019. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months ended October 31, 2018.

	Three Months Ended October 31, 2018
Diluted earnings per share:
Reported EPS			$0.58

Adjustments:	Pre-Tax Impact	Tax Impact[1]	Net Impact
Unrealized (gains) and losses on JD.com investment	$0.61	$(0.13)	$0.48
Loss on sale of majority stake in Walmart Brazil	0.03	—	0.03
Adjustment to provisional amount for Tax Reform	—	(0.01)	(0.01)
Net adjustments			$0.50

Adjusted EPS			$1.08
1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.